Exhibit 10.9

November 28, 2006

Mr. Robert B. Sari, Esq.

Executive Vice President, General Counsel
and Secretary

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

Dear Robert:

As you know, pursuant to the terms of my current employment agreement (with any amendments thereto, the “Agreement”), a Change in Control of the Company (within the meaning of my employment agreement) will occur upon the closing under the stock purchase agreement (the “Purchase Agreement”) with The Jean Coutu Group (PJC) Inc. On closing of the Purchase Agreement, I will no longer serve as Chairman of the Board of Directors, although I will continue to serve as a director for the remainder of my current term. If I then terminated my position on the Company’s Board of Directors, I would be entitled to a number of benefits, including a cash payment of up to three times my current compensation. Neither I nor the Company believe it advantageous for this to occur. Accordingly, I have agreed to and do hereby waive my right to terminate for “Good Reason” (as a result of either the “Change in Control” of the Company or my ceasing to serve as or perform the duties of Chairman of the Board) and entitlement to the compensation and benefits under the Agreement with respect to this current transaction, but not as to any other Change in Control that may occur.

In return, the Company has agreed that: (1) except as provided below, the Agreement will continue in effect unchanged and in full force and effect, (2) I will continue to receive the same salary, benefits and perquisites as I a receiving as of the date hereof through the date in which the 2008 shareholders’ meeting takes place provided I remain on the Board (the “Term”), (3) effective upon the closing of the Purchase Agreement, I will no longer serve as the

Chairman of the Board of Directors, although I will continue as a director of the Company for the remainder of the Term, and (4) the restrictions on my serving on any other corporate boards other than the boards on which I currently serve shall be eliminated.

Please indicate the Company’s acceptance of the foregoing by signing below and returning one copy of this letter to me. The other copy is for your files.

Sincerely,

/s/ Robert G. Miller
Robert G. Miller

ACCEPTED AND AGREED TO:

/s/ Robert B. Sari
Robert B. Sari
Authorized Signature for Rite Aid Corporation